Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), made as of April 14, 2005 between CALGON CARBON CORPORATION (the “Company”), a Delaware corporation, and                                                               (“Employee”), presently residing in or near Pennsylvania,

WITNESSETH:

WHEREAS, Employee is presently employed as                                                   of the Company, in which capacity he(she) has contributed materially to the Company’s success, pursuant to the terms of an employment Agreement, dated as of May 15, 2003 (the “Original Agreement”);

WHEREAS, the Company wishes to assure itself of the continued availability of Employee’s services and of reasonable protection against Employee’s competing against the Company, and Employee is willing to give such assurance in return for certain protections as set forth in this Agreement, which constitutes an amendment and restatement of the Original Agreement in its entirety; and

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Employee, notwithstanding any possibility, threat or occurrence of a Change of Control (as defined herein), and the Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Employee’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide Employee with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other corporations.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

1. Duties and Responsibilities.

Employee shall render of such services and perform such duties commensurate with his position as may be reasonably assigned to him from time to time by the Company. Excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee ‘s reasonable best efforts to perform faithfully and efficiently such responsibilities.

2. Compensation.

Employee’s base salary shall be $             per year, which shall be reviewed from time to time and may be increased (but not decreased) by the Company in the best interests of the Company and in accordance with Employee’s current responsibilities, paid in accordance with the Company’s regular payroll practices. In addition, Employee shall be entitled to participate in all welfare, cash incentive, equity incentive, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other peer executives of the Company.

3. Termination of Employment.

(a) The employment of Employee hereunder may be terminated by the Company with or without Cause (as defined below) or by Employee with or without Good Reason (as defined below). Employee ‘s employment shall terminate automatically if Employee dies. If the Company determines in good faith that the Disability (as defined below) of Employee has occurred, it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties.

(b) “Cause” shall mean Employee’s (i) willful misconduct in the performance of his or her duties (other than for disability); (ii) dishonesty or breach of trust by Employee which is demonstrably injurious to the Company or its subsidiaries; or (iii) conviction or plea of nolo contendere to a felony. “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following: (i) a material diminution of Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company (any such diminution occurring as a result of the Company’s ceasing to be a publicly traded entity shall be deemed material for purposes of the foregoing); (ii) the Company’s requiring Employee to be based at a location in excess of thirty-five miles from the location of Employee’s principal job location or office immediately prior to such change; (iii) a reduction in Employee’s base salary or any material reduction by the Company of Employee’s other compensation or benefits; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 13 herein; and (v) any purported termination by the Company of Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and for purposes of this Agreement, no such purported termination shall be effective. Any good faith determination of Good Reason made by Employee shall be conclusive. “Disability” means the absence of Employee from Employee’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative.

4. Compensation Upon Termination of Employment.

(a) Termination by the Company for Cause or Resignation by Employee Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without

Good Reason, the Company shall provide the following (referred to in this Agreement as the “Accrued Obligations”) to the Executive (1) Employee’s base salary, vacation and other cash entitlements accrued through the date of termination shall be paid to Employee in a lump sum in cash within 30 days of the date of termination to the extent theretofore unpaid, (2) the amount of any compensation previously deferred by Employee shall be paid to Employee in a lump sum in cash within 30 days of the date of termination to the extent theretofore unpaid and (3) amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Company shall have no other severance obligations with respect to Employee under this Agreement.

(b) Termination by the Company Without Cause or Resignation by Employee With Good Reason. If Employee is terminated without Cause or if Employee resigns with Good Reason, Employee will be paid [                         (executive officers other than CEO) twenty-four (CEO)] months’ (Severance Period) salary based upon the salary Employee earned at the time of his or her termination payable in a lump sum upon the date of termination. Employee’s applicable health and welfare benefits including, but not limited to, health, dental and life insurance benefits (but not including additional stock or option grants) that Employee was receiving prior to termination will be continued and maintained by the Company at the Company’s expense for a period equal to the Severance Period or until the such time as Employee is employed by another employer and provided health and welfare benefits equal to the health and welfare benefits provided at the time of termination by the Company.

(c) Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall provide Employee, or in the event of Employee’s death his estate or beneficiaries, with the Accrued Obligations, and shall have no other severance obligations under this Agreement.

5. Change of Control Severance Payments.

(a) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon first to occur of:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Article 5(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;

(2) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, however, that, for this purpose, the Incumbent Board shall not include any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (any individual not included in the Incumbent Board by reason of this proviso shall be excluded permanently for purposes of determining whether the Incumbent Board has at any time ceased for any reason to constitute at least two-thirds (2/3) of the Board);

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of a majority of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) In the event of a Covered Change of Control Termination (as defined below), then in lieu of, and not in addition to, the severance benefits payable under Article 4 above, Employee shall receive the following: (1) Employee shall be paid in a lump sum immediately upon the occurrence of one or more of the events described in Article 5(c), an amount equal to the sum of: (i) [two or three as determined by the Company] years of Employee’s then current base salary plus; (ii) [two or three as determined by the Company] times Employee’s average annual bonus payable with respect to the most recent three full bonus plan years ending prior to the date of a Change of Control plus; (iii) the aggregate amount of matching contributions that would be credited to Employee under the Company’s 401(k) plan for the [two or three as determined by the Company] years following the effective date of termination if Employee were to continue to participate and make the maximum permissible contribution thereunder and the applicable rate of matching contributions during such period were to equal the average rate of match under the plan for the three years immediately prior to the effective date of termination (Change of Control Severance Compensation); (2) the Employee will be provided his normal benefits during the [two or three as determined by the Company] year period following the occurrence of a Change of Control including, but not limited to, health, dental and life insurance benefits Employee was receiving prior to the Change of Control (Severance Benefits) upon the occurrence of one or more of the events described in Article 5(c) ; and (3) Employee shall be entitled to exercise all stock options and stock appreciation rights previously granted to Employee by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards previously granted to Employee by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements.

(c) “Covered Change of Control Termination” shall mean (i) Employee’s termination of his employment with the Company with or without Good Reason during the period beginning on the first anniversary of a Change of Control and ending on the ninetieth (90th) day following the first anniversary of the Change of Control by giving the Company written notice of Employee’s intention to terminate employment with the Company at any time within such 90-day period, (ii) the termination of Employee’s employment by the Company other than for Cause during the three-year period after a Change of Control or (iii) the termination of Employee’s employment by Employee with Good Reason during the three-year period after a Change of Control.

6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (“Payment’), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (Code) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (“Gross-Up-Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Article 6(c), all determinations required to be made under this Article 6, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company’s regular outside independent public accounting firm, or, if such firm will not agree to comply with the obligations imposed on it pursuant to this Article 6(b), such other outside independent accounting firm as the Company shall designate with Employee’s consent, which consent shall not be unreasonably withheld (the “Accounting Firm”). which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the effective date of termination, if applicable, or such earlier time as is requested by the Company. In the event that the Accounting Firm has at any time served as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The initial Gross-Up Payment, if any, as determined pursuant to this Article 6(b), shall be paid to Employee immediately upon the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Article 6(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be immediately paid by the Company to or for the benefit of Employee. Neither the Company nor Employee shall have any right to request a redetermination of the amount of any Underpayment by the Accounting Firm. All fees and expenses of the Accounting Firm incurred pursuant to this Article 6(b) shall be paid by the Company.

(c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty business days after the later of either (i) the date Employee has actual knowledge of such claim, or (ii) thirty business days after Employee receives from the Internal Revenue Service either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Article 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations requested or acceded to by Employee at the Company’s request and relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Article 6, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Article 6(c)) immediately thereafter pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Article 6(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by such state, municipality, or subdivision with respect to receipt of such Payment, the foregoing provisions of this Article 6 shall apply, mutatis mutandis, with respect to such special tax.

7. Confidential Information, etc.

(a) Employee recognizes and acknowledges that: (i) in the course of Employee’s employment by the Company it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s own advantage or the advantage of others.

(b) Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained (i) from soliciting or inducing any Employee of the Company or of any subsidiary of the Company (collectively, the “Company”) to leave the employ of the Company, (ii) from hiring or attempting to hire any Employee of the Company, (iii) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (iv) from competing against the Company for a reasonable period.

8. Non-compete.

(a) Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Company.

(b) Upon the termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, Employee shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

(c) Employee agrees that during his employment by the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company for any business purpose other than for the benefit of the Company. Employee further agrees that during the Severance Period or for a period of two years after termination of employment hereunder, whichever is longer, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.

(d) Employee covenants and agrees that during the period of Employee’s employment hereunder and during the Severance Period or for a period of two years after termination of employment hereunder, whichever is longer, Employee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, (i) the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Employee’s employment hereunder, and (ii) the term “Competitive Territory” shall mean the United States of America, Great

Britain, Belgium, Germany, Japan and any other nation in which, to the knowledge of Employee, the Company has made or considered making such sales, either itself or through a subsidiary, affiliate or joint venture partner, during the last two years prior to the termination of Employee’s employment hereunder.

(e) Employee prior to accepting employment during the non-compete period referred to herein shall notify the Company in order to determine if the position Employee is seeking violates this Agreement.

9. Injunctive and other relief.

(a) Employee represents that his experience and capabilities are such that the provisions of paragraphs 6 and 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in said paragraphs.

(b) In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.

(c) It is the intention of the parties that the provisions of paragraphs 6 and 7 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10. Arbitration.

Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof, other than actions for specific performance or an injunction under Article 9, shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Pittsburgh, Pennsylvania. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

12. Amendments, waivers, etc.

No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver. No failure or delay on the part of the Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. Assignment.

The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement. Except as otherwise provided in this Article 13, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

14. Interpretation, etc.

The Company and Employee have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Company or Employee because of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have. The article headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

15. Integration; counterparts.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16. Litigation Costs.

In the event that it shall be necessary or desirable for Employee to retain legal counsel in connection with any litigation related to this Agreement, and provided that there is no determination by a court of competent jurisdiction or arbitrators that Employee’s positions in such litigation were taken in bad faith, the Company shall pay (or Employee shall be entitled to recover from the Company, as the case may be) Employee’s reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation.

17. Indemnification and Insurance.

The Company shall defend and hold Employee harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Employee of services for, or action of Employee as a director, officer or employee of the Company, or of any other person or enterprise at the request of the Company. Expenses incurred by Employee in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that Employee is entitled to be indemnified hereunder. The foregoing shall be in addition to any indemnification rights Employee may have by law, contract, charter, by-law or otherwise. Employee shall be covered under any director and officer liability insurance purchased or maintained by the Company on a basis no less favorable than the Company makes available to peer executives. After the occurrence of a Change of Control, the Company shall maintain in effect and shall provide to Employee director and officer liability insurance coverage that is no less favorable to Employee than that coverage in effect immediately prior to such Change of Control.

WITNESS the due execution hereof as of the date first above written.

Attest:	CALGON CARBON CORPORATION

By
[Corporate Seal]

Witness:

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